UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2022

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (855) 361-2262
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BANC	New York Stock Exchange

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 14, 2022, Banc of California, Inc. (the “Company”) and Banc of California, National Association (the “Bank”), a wholly owned subsidiary of the Company, announced the appointment of Raymond J. Rindone, age 52, as Executive Vice President, Chief Accounting Officer and Deputy Chief Financial Officer, effective November 14, 2022.

Mr. Rindone joins the Company most recently from City National Bank, where he was employed since 2006, most recently serving as Deputy Chief Financial Officer since August 2022. Prior to that, Mr. Rindone was employed by IndyMac Bancorp, Inc., as First Vice President, Financial Management – Financial Reporting. Earlier in his career, Mr. Rindone held positions at Platinum Capital Group, Inc., IndyMac Mortgage Bank, AMRESCO Residential Mortgage Corporation, and PGC Pacific Mortgage. He began his career as a senior consultant with Coopers & Lybrand, LLP (now PricewaterhouseCoopers LLP) in Newport Beach, California. Mr. Rindone holds a B.S. in Accounting from the University of Southern California.

In connection with his appointment, Mr. Rindone and the Company entered into an offer letter on October 29, 2022 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Rindone will receive an annual base salary of $380,000, which may be modified from time to time as determined by the Company’s management in its sole discretion. In addition, Mr. Rindone will be eligible to receive an annual bonus with an annual target bonus opportunity up to 50% of the rate of annual base salary in effect (the “Target Bonus”). The actual annual bonus, which may be less than the Target Bonus, will depend on the bonus pool level set by the Company’s board of directors, the Company’s financial performance, the performance of his specific division or department during the applicable fiscal year, as well as his individual performance and level of contribution. Mr. Rindone will not be eligible for an incentive bonus for 2022. Mr. Rindone also will receive a cash sign-on bonus of up to $225,000 provided he is continuously employed for the first 180 days following his employment start date.

Mr. Rindone will also be eligible to participate in the Company’s equity incentive plan and receive long term incentive equity (“LTI”) awards on a periodic basis at the discretion of the Company’s Compensation, Nominating and Governance Committee (the “Compensation Committee”). Upon approval by the Compensation Committee, Mr. Rindone will be eligible to receive LTI awards with a target of 50% of the rate of the annual base salary. The LTI award will be subject to the discretion of the Compensation Committee and the terms of the Company’s equity incentive plan. In addition, promptly following his employment start date, Mr. Rindone will be granted $50,000 of restricted stock units subject to service-based vesting conditions.

Mr. Rindone has no arrangement or understanding between him and any other person required to be disclosed pursuant to Item 401(b) of Regulation S-K and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.

On November 14, 2022, the Company issued a press release with respect to these matters. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Diana Hanson, who has served as Senior Vice President and Chief Accounting Officer since August 16, 2021, has stepped down from that role effective November 14, 2022, and has transitioned to become SVP, Corporate Controller of the Company and the Bank.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.
99.1    Banc of California, Inc. Press Release dated November 14, 2022
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.
November 14, 2022

/s/ Ido Dotan
Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary